HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, hnicorp.com
News Release

HNI CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS
Full-year EPS grew double-digits for the third consecutive year
•Q4 EPS surpasses expectations as productivity gains accelerated
•Strong 2024 EPS—GAAP $2.88 (+164% YoY) / non-GAAP $3.06 (+15% YoY)
•Full-year operating income margin (GAAP and non-GAAP) reaches highest level since 2005
•Elevated EPS visibility through 2026 from initiatives already underway
•Net sales growth anticipated to return in 2025 in both segments
MUSCATINE, Iowa (February 20, 2025) – HNI Corporation (NYSE: HNI) today announced net sales of $2.526 billion and net income of $139.5 million for the full year ended December 28, 2024. Fourth quarter net sales and net income were $642.5 million and $38.3 million, respectively.

Highlights
•Solid full-year earnings growth and margin expansion. Full-year non-GAAP EPS increased 15.5 percent year-on-year despite lower net sales. Consolidated operating margin expanded 450 basis points on a GAAP basis and 130 basis points on a non-GAAP basis versus 2023. The performance was driven by profit transformation initiatives, synergy benefits, and price-cost strategies. Non-GAAP to GAAP reconciliations follow the financial statements in this release.
•Elevated earnings visibility in 2025 and 2026. The Corporation continues to expect significant savings from the Kimball International (“KII”) acquisition synergies and from the ramp-up of its Mexico facility to benefit the 2025-2026 period. These two initiatives are expected to contribute an additional $0.70 to $0.80 of EPS over the next two years.
•2025 outlook points to a return of net sales growth. Workplace Furnishings order rates, backlog levels, and pre-order metrics remain encouraging. Fourth quarter Residential Building Products orders grew eight percent compared to the prior year, with quarter-to-date growth continuing. Segment backlog is up double-digits year-on-year. Given these positive indicators and improving business sentiment, consolidated net sales growth is expected to return in 2025. Most of the increase is expected to come from Workplace Furnishings, with year-over-year growth rates increasing as the year progresses.
•Strong balance sheet and cash flow. Operating cash flow exceeded $225 million in 2024 and year-ending gross debt leverage was 1.1x, as calculated in accordance with the Corporation’s debt agreements. That ratio was unchanged from the end of the third quarter of 2024. The Corporation deployed cash flow by further accelerating stock repurchase activity in the fourth quarter, while maintaining its longstanding quarterly dividend. For the year, gross buybacks and dividends paid totaled $129 million.

“Our strong full-year results, in both segments, demonstrate the strength of our strategies and customer-first business model. Our members delivered another year of excellent operational and financial performance. Full-year non-GAAP EPS grew more than 15 percent year-over-year, our third straight year of double-digit earnings growth. Our earnings per share reached a new record in 2024.

“In the Workplace Furnishings segment, our profit transformation plan and recognition of KII synergies delivered 44 percent full-year segment non-GAAP operating profit growth. Segment non-GAAP operating profit margin of 9.5 percent expanded to the highest annual level since 2007. While our fourth quarter profitability was impacted by lower year-on-year net sales, pre-order metrics continue to show improvement, backlog levels are up, and return-to-office plans are gaining momentum, all pointing to a return of net sales growth in 2025. And we are increasingly focusing our investments on driving growth in this segment.

“In Residential Building Products, we expanded segment non-GAAP operating profit margin 50 basis points for the full year, despite a challenging housing market that impacted net sales in the fourth quarter and fiscal year. Our results demonstrate the dedication of our members and strength of our business model. We believe in the long-term opportunities tied to the broader housing market, and in the strength of our market-leading positions and profitable operating model. And we continue to invest accordingly.

“Again in 2024, we demonstrated our ability to manage through all parts of the economic cycle. And we expect continued strong results going forward, driven largely by our margin expansion efforts. However, ongoing economic volatility—tied to tariff uncertainty and rising inflation expectations, still-elevated interest rates, and weaker consumer sentiment—points to ongoing demand volatility in 2025,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation — Fourth Quarter Results

HNI Corporation – Fourth Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	December 28, 2024	December 30, 2023	Change
GAAP
Net Sales	$642.5	$679.8	(5.5%)
Gross Profit %	40.5%	40.2%	30	bps
SG&A %	31.6%	31.0%	60	bps
Restructuring and Impairment Charges %	0.4%	4.6%	-420	bps
Operating Income	$54.6	$30.7	78.0%
Operating Income %	8.5%	4.5%	400	bps
Effective Tax Rate	22.5%	0.0%
Net Income %	6.0%	3.3%	270	bps
EPS – diluted	$0.79	$0.48	64.6%

Non-GAAP
Gross Profit %	40.9%	40.2%	70	bps
Operating Income	$59.7	$66.1	(9.7%)
Operating Income %	9.3%	9.7%	-40	bps
Effective Tax Rate	22.5%	19.5%
EPS – diluted	$0.87	$0.98	(11.2%)

HNI Corporation — Fourth Quarter Summary Comments
•Consolidated net sales decreased 5.5 percent from the prior-year quarter to $642.5 million. Soft market conditions in Workplace Furnishings and Residential Building Products drove year-over-year net sales down at similar rates in both segments.
•Gross profit as a percent of sales expanded 30 basis points compared to the prior-year quarter, driven by improved net productivity, partially offset by lower sales volume and higher restructuring costs recorded to cost of sales as a result of factory consolidation initiatives in Workplace Furnishings.
•Selling and administrative expenses as a percent of sales increased 60 basis points from the prior-year quarter. This increase was driven by reduced net sales, partially offset by lower variable compensation in the current year and prior-year KII acquisition-related expenses of $3.6 million.
•Restructuring and impairment charges totaled $2.5 million in the current-year quarter, primarily in connection with factory consolidation initiatives in Workplace Furnishings. In the prior-year quarter, the Corporation incurred $31.4 million of restructuring and impairment charges, primarily from goodwill and intangible asset impairments related to small business units in the Workplace Furnishings segment.
•Net income per diluted share was $0.79 compared to $0.48 in the prior-year quarter. On a non-GAAP basis, net income per diluted share declined to $0.87 from $0.98 in the prior-year quarter, primarily driven by lower sales volume, partially offset by improved net productivity, lower variable compensation, favorable price-cost, and reduced interest expense.

•Income tax rate comparability versus the prior-year quarter was impacted by the effects of the Kimball International acquisition and impairment charges in 2023.

HNI Corporation — Full-Year Results

HNI Corporation — Full-Year Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 28, 2024	December 30, 2023	Change
GAAP
Net Sales	$2,526.4	$2,434.0	3.8%
Gross Profit %	40.9%	39.0%	190	bps
SG&A %	32.5%	33.4%	-90	bps
Restructuring and Impairment Charges %	0.2%	1.8%	-160	bps
Operating Income	$206.5	$90.3	129%
Operating Income %	8.2%	3.7%	450	bps
Effective Tax Rate	22.2%	24.1%
Net Income %	5.5%	2.0%	350	bps
EPS – diluted	$2.88	$1.09	164%

Non-GAAP
Gross Profit %	41.1%	39.0%	210	bps
Operating Income	$217.8	$178.1	22.3%
Operating Income %	8.6%	7.3%	130	bps
Effective Tax Rate	22.2%	21.3%
EPS – diluted	$3.06	$2.65	15.5%

The following table presents results for (1) the Corporation’s legacy business, excluding the impacts of KII (“Legacy HNI”) and (2) KII. Please refer to non-GAAP reconciliations, which follow the financial statements in this release for further information on the adjustments made to calculate non-GAAP performance.

HNI Corporation – Full-Year Impact of Kimball International Acquisition
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 28, 2024			December 30, 2023
GAAP	Legacy HNI	KII	Consolidated HNI	Legacy HNI	KII*	Consolidated HNI*
Net Sales	$1,932.0	$594.4	$2,526.4	$2,072.6	$361.4	$2,434.0
Gross Profit	$791.1	$242.3	$1,033.4	$798.6	$149.6	$948.3
Gross Profit %	40.9%	40.8%	40.9%	38.5%	41.4%	39.0%
Restructuring and Impairment	$5.9	$0.3	$6.2	$35.8	$9.0	$44.8
Operating Income	$138.6	$67.9	$206.5	$78.9	$11.3	$90.3
Operating Income %	7.2%	11.4%	8.2%	3.8%	3.1%	3.7%
EPS - diluted			$2.88			$1.09

Non-GAAP
Gross Profit	$795.4	$243.0	$1,038.4	$799.5	$149.6	$949.2
Gross Profit %	41.2%	40.9%	41.1%	38.6%	41.4%	39.0%
Operating Income	$148.9	$68.9	$217.8	$145.3	$32.8	$178.1
Operating Income %	7.7%	11.6%	8.6%	7.0%	9.1%	7.3%
EPS - diluted	$2.55		$3.06	$2.50		$2.65

*2023 fiscal year results reflect seven months of KII and approximately three and a half months of KII's Poppin business that was divested in the third quarter of 2023.

HNI Corporation — Full-Year Summary Comments
•Consolidated net sales increased 3.8 percent from the prior year to $2.526 billion. On an organic basis, net sales decreased 5.1 percent compared to the prior year. The prior-year acquisition of Kimball International increased year-over-year sales by $228.0 million, while the prior-year divestiture of Kimball's Poppin business decreased year-over-year sales by $11.1 million. A reconciliation of organic net sales, a non-GAAP financial measure, to net sales follows the financial statements in this release.
•Gross profit as a percent of sales expanded 190 basis points compared to the prior year. This increase was driven by improved net productivity and favorable price-cost, partially offset by lower organic net sales volume.
•Selling and administrative expenses as a percent of sales decreased 90 basis points compared to the prior year. This decrease was driven by $41.2 million of prior-year KII acquisition-related expenses and current-year acquisition-related cost synergies, partially offset by lower organic net sales volume.
•Restructuring and impairment costs in the current year of $6.2 million were primarily incurred in connection with factory consolidation initiatives in Workplace Furnishings and reorganization efforts in Residential Building Products. Prior-year restructuring and impairment charges were primarily comprised of $31.0 million of goodwill and intangible asset impairments related to small business units in the Workplace Furnishings segment and $9.8 million incurred in connection with the divestiture of Poppin.
•Net income per diluted share was $2.88 compared to $1.09 in the prior year. On a non-GAAP basis, net income per diluted share increased to $3.06 compared to $2.65 in the prior year, driven by improved net productivity, favorable price-cost, and the net benefit of the Kimball International acquisition, partially offset by lower organic net sales volume.

Workplace Furnishings — Fourth Quarter and Full-Year Results

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 28, 2024	December 30, 2023	Change		December 28, 2024	December 30, 2023	Change
GAAP
Net Sales	$462.9	$490.7	(5.7%)		$1,888.0	$1,740.3	8.5%
Operating Income	$30.7	$9.5	225%		$169.1	$68.6	146%
Operating Income %	6.6%	1.9%	470	bps	9.0%	3.9%	510	bps

Non-GAAP
Operating Income	$35.7	$40.4	(11.4%)		$179.2	$124.5	44.0%
Operating Income %	7.7%	8.2%	-50	bps	9.5%	7.2%	230	bps

The following tables present results for (1) the Corporation’s legacy workplace furnishings business, excluding the impacts of KII (“Legacy Workplace”) and (2) KII. Please refer to non-GAAP reconciliations, which follow the financial statements in this release for further information on the adjustments made to calculate non-GAAP performance.

Workplace Furnishings – Full-Year Impact of Kimball International Acquisition
(Dollars in millions)
	Twelve Months Ended
	December 28, 2024			December 30, 2023
GAAP	Legacy Workplace	KII	Total Workplace	Legacy Workplace	KII*	Total Workplace*
Net Sales	$1,293.6	$594.4	$1,888.0	$1,378.8	$361.4	$1,740.3
Operating Income	$101.2	$67.9	$169.1	57.3	11.3	$68.6
Operating Income %	7.8%	11.4%	9.0%	4.2%	3.1%	3.9%

Non-GAAP
Operating Income	$110.3	$68.9	$179.2	$91.6	$32.8	$124.5
Operating Income %	8.5%	11.6%	9.5%	6.6%	9.1%	7.2%

*2023 fiscal year results reflect seven months of KII and approximately three and a half months of KII's Poppin business that was divested in the third quarter of 2023.

Workplace Furnishings — Fourth Quarter Summary Comments
•Workplace Furnishings net sales decreased 5.7 percent from the prior-year quarter to $462.9 million, driven by soft market conditions in most customer channels.
•Workplace Furnishings operating profit margin of 6.6 percent expanded 470 basis points versus the prior-year period, driven by a $24.5 million decrease in restructuring and impairment charges. On a non-GAAP basis, segment operating profit margin of 7.7 percent compressed 50 basis points, driven by lower sales volume, partially offset by improved net productivity and lower core SG&A.

Workplace Furnishings — Full-Year Summary Comments
•Workplace Furnishings net sales increased 8.5 percent from the prior year to $1.888 billion. On an organic basis, net sales decreased 4.0 percent from the prior year. The impact of the Kimball International acquisition in the second quarter of 2023 increased sales by $228.0 million over the prior year, while the divestiture of the Poppin business in the third quarter of 2023 decreased sales $11.1 million year-over-year.
•Workplace Furnishings operating profit margin of 9.0 percent improved 510 basis points, driven by a $33.3 million decrease in restructuring and impairment charges and prior-year KII acquisition-related expenses of $12.5 million. On a non-GAAP basis, segment operating profit margin of 9.5 percent expanded 230 basis points year-over-year, primarily driven by enhanced net productivity, favorable impacts of the Kimball International acquisition, and improved price-cost, partially offset by lower organic net sales volume.

Residential Building Products — Fourth Quarter and Full-Year Results

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	December 28, 2024	December 30, 2023	Change		December 28, 2024	December 30, 2023	Change
GAAP
Net Sales	$179.6	$189.1	(5.0%)		$638.4	$693.7	(8.0%)
Operating Income	$39.8	$42.1	(5.5%)		$110.8	$116.6	(5.0%)
Operating Income %	22.2%	22.3%	-10	bps	17.4%	16.8%	60	bps

Non-GAAP
Operating Income	$39.8	$42.1	(5.5%)		$111.9	$117.8	(5.0%)
Operating Income %	22.2%	22.3%	-10	bps	17.5%	17.0%	50	bps

Residential Building Products — Fourth Quarter Summary Comments
•Residential Building Products net sales decreased 5.0 percent from the prior-year quarter to $179.6 million. Remodel-retrofit sales declined at a higher rate than new construction.
•Residential Building Products operating profit margin of 22.2 percent decreased 10 basis points, driven by lower sales volume, partially offset by favorable price-cost and lower variable compensation.

Residential Building Products — Full-Year Summary Comments
•Residential Building Products net sales decreased 8.0 percent from the prior year to $638.4 million. Remodel-retrofit sales declined at a higher rate than new construction.
•Residential Building Products operating profit margin of 17.4 percent increased 60 basis points due to improved net productivity, favorable price-cost, lower variable compensation, and favorable product mix, partially offset by lower sales volume. Segment non-GAAP operating profit margin was 17.5 percent, an improvement of 50 basis points year-over-year.

Fourth Quarter Orders
•In the Workplace Furnishings segment, orders in the fourth quarter were up two percent compared to the prior-year period on an organic basis. Orders from contract customers performed better than those from small-to-medium-sized customers.
•Orders in the Residential Building Products segment increased eight percent compared to the fourth quarter of 2023, driven partially by prior-year comparisons related to remodel-retrofit channel inventory correction in 2023. Remodel-retrofit orders outperformed those from the new construction channel.

Outlook
•First quarter demand environment. The Corporation expects first quarter 2025 net sales in Workplace Furnishings to decrease at a low-to-mid single-digit rate year-over-year. In Residential Building Products, first quarter 2025 net sales are expected to increase mid-single digits compared to the same period in 2024.
•First quarter non-GAAP earnings per share. When including the anticipated impact of tariffs, non-GAAP earnings per share in the first quarter of 2025 are expected to decrease slightly from 2024 levels. Excluding a temporary drag from tariffs, the Corporation would have expected first quarter non-GAAP earnings per share to increase modestly driven by increasing productivity, partially offset by investments.
•2025 net sales outlook. For the full year 2025, the Corporation expects year-over-year net sales growth in the low-to-mid single digits in both segments. In Workplace Furnishings, the benefits of improving pre-order, order, and backlog metrics are expected to drive net sales growth beginning in the second quarter, with year-over-year growth rates improving as the year progresses. In Residential Building Products, the majority of the year-over-year growth is expected late in 2025, as comparisons ease.
•Double-digit EPS growth in 2025, and elevated earnings growth visibility through 2026. The Corporation expects another year of double-digit EPS growth in 2025, driven by KII synergies, the ramp-up of the Mexico facility, and increased profits from net sales growth. The remaining $0.70 to $0.80 of incremental EPS benefit from KII and Mexico are expected to be evenly distributed between 2025 and 2026, providing strong earnings visibility over the next two years. For the full year, the Corporation expects to fully offset any tariff-driven pressures.
•Balance sheet. The Corporation’s low leverage and strong cash flow generation will provide substantial capacity for capital deployment. Current priorities for capital deployment are reinvesting in the business, funding dividends, pursuing share buybacks, and exploring M&A opportunities.

Concluding Remarks

“Over the last three years, our strategies and the dedication of our members have driven non-GAAP EPS growth of nearly 90 percent and expanded consolidated operating margin by 400 basis points despite an unstable macroeconomic environment. In Workplace Furnishings, our profit transformation initiatives and the addition of Kimball International have expanded operating margin more than 800 basis points, and segment operating profit has grown $165 million from 2021 levels. Our ongoing profit transformation initiatives and expectations of improving net sales growth point to continued year-over-year profit and margin improvement.

“In Residential Building Products, we have effectively managed our cost structure to navigate housing market volatility caused by elevated interest rates and affordability pressures. Despite these challenges, our non-GAAP operating profit margin in 2024 expanded 50 basis points, while we continued to invest in long-term growth initiatives, enhancing customer connectivity, and building leading brands. As demand trends recover, we are uniquely positioned to drive high-margin growth in this business.

“Our balance sheet is in great shape and our cash flow remains consistent and strong. Our members remain focused on expanding margins in Workplace Furnishings and driving long-term high-margin net sales growth in Residential Building Products.

“As we enter 2025, despite ongoing macroeconomic uncertainty and demand volatility, we maintain elevated earnings visibility through 2026 and have a renewed focus on driving net sales growth,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Thursday, February 20, 2025 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2024 results. To participate, call 1-855-761-5600 – conference ID number 7175411. Both a live webcast and webcast replay will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations.
About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the Corporation’s expectations for net sales and EPS, future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its results on the Corporation’s results of operations, the anticipated benefits and cost synergies of the acquisition of Kimball International, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$642.5	$679.8	$2,526.4	$2,434.0
Cost of sales	382.1	406.7	1,493.0	1,485.7
Gross profit	260.4	273.1	1,033.4	948.3
Selling and administrative expenses	203.3	211.0	820.7	813.2
Restructuring and impairment charges	2.5	31.4	6.2	44.8
Operating income	54.6	30.7	206.5	90.3
Interest expense, net	5.1	7.9	27.2	25.5
Income before income taxes	49.5	22.7	179.3	64.8
Income taxes	11.2	0.0	39.8	15.6
Net income	38.3	22.7	139.5	49.2
Less: Net income attributable to non-controlling interest	0.0	0.0	0.0	0.0
Net income attributable to HNI Corporation	$38.3	$22.7	$139.5	$49.2

Average number of common shares outstanding – basic	47.5	46.7	47.4	44.5
Net income attributable to HNI Corporation per common share – basic	$0.81	$0.49	$2.95	$1.11

Average number of common shares outstanding – diluted	48.6	47.7	48.5	45.4
Net income attributable to HNI Corporation per common share – diluted	$0.79	$0.48	$2.88	$1.09

Foreign currency translation adjustments	$(0.3)	$(0.0)	$(0.4)	$(0.2)
Change in unrealized gains (losses) on marketable securities, net of tax	(0.2)	0.3	0.1	0.4
Change in pension and post-retirement liability, net of tax	1.1	(0.0)	1.1	(0.0)
Change in derivative financial instruments, net of tax	1.6	(2.7)	1.6	(2.8)
Other comprehensive income (loss), net of tax	2.2	(2.4)	2.4	(2.6)
Comprehensive income	40.5	20.3	141.9	46.6
Less: Comprehensive income attributable to non-controlling interest	0.0	0.0	0.0	0.0
Comprehensive income attributable to HNI Corporation	$40.5	$20.3	$141.9	$46.6

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 28, 2024	December 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$22.5	$28.9
Short-term investments	6.4	5.6
Receivables	248.4	247.1
Allowance for doubtful accounts	(2.0)	(3.5)
Inventories, net	194.3	196.6
Prepaid expenses and other current assets	54.9	61.3
Total Current Assets	524.5	535.9
Property, Plant, and Equipment:
Land and land improvements	58.5	58.9
Buildings	407.9	406.8
Machinery and equipment	685.9	705.8
Construction in progress	25.9	22.2
	1,178.2	1,193.7
Less accumulated depreciation	(648.6)	(638.5)
Net Property, Plant, and Equipment	529.6	555.2
Right-of-use Finance Leases	14.3	12.2
Right-of-use Operating Leases	121.8	115.2
Goodwill and Other Intangible Assets, net	624.3	651.9
Other Assets	60.7	58.4
Total Assets	$1,875.1	$1,928.8

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$391.2	$418.7
Current maturities of debt	50.3	7.5
Current maturities of other long-term obligations	2.3	7.3
Current lease obligations - Finance	5.6	4.4
Current lease obligations - Operating	28.1	25.9
Total Current Liabilities	477.5	463.7
Long-Term Debt	294.3	428.3
Long-Term Lease Obligations - Finance	8.9	7.9
Long-Term Lease Obligations - Operating	109.6	104.0
Other Long-Term Liabilities	72.9	78.0
Deferred Income Taxes	71.6	85.1
Total Liabilities	1,034.7	1,167.0
Equity:
HNI Corporation shareholders’ equity	840.1	761.4
Non-controlling interest	0.3	0.3
Total Equity	840.4	761.8
Total Liabilities and Equity	$1,875.1	$1,928.8
Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

(Unaudited)

	Twelve Months Ended
	December 28, 2024	December 30, 2023
Net Cash Flows From (To) Operating Activities:
Net income	$139.5	$49.2
Non-cash items included in net income:
Depreciation and amortization	107.8	94.9
Other post-retirement and post-employment benefits	1.1	1.1
Stock-based compensation	17.4	16.5
Deferred income taxes	(14.1)	(0.6)
Asset impairment charges	—	31.5
Other – net	5.5	5.1
Net increase (decrease) in cash from operating assets and liabilities	(19.1)	76.5
Decrease in other liabilities	(11.4)	(6.6)
Net cash flows from (to) operating activities	226.7	267.5

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(50.6)	(78.1)
Acquisition spending, net of cash acquired	—	(369.7)
Capitalized software	(2.3)	(1.0)
Purchase of investments	(3.2)	(5.7)
Sales or maturities of investments	4.7	5.4
Net proceeds from sale of subsidiary	—	2.7
Other – net	0.4	1.6
Net cash flows from (to) investing activities	(51.0)	(444.8)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(420.6)	(436.0)
Proceeds from debt	328.2	684.0
Dividends paid	(63.6)	(58.5)
Purchase of HNI Corporation common stock	(65.8)	(0.3)
Proceeds from sales of HNI Corporation common stock	51.2	2.3
Other – net	(11.6)	(2.8)
Net cash flows from (to) financing activities	(182.2)	188.8

Net increase (decrease) in cash and cash equivalents	(6.4)	11.5
Cash and cash equivalents at beginning of period	28.9	17.4
Cash and cash equivalents at end of period	$22.5	$28.9

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net Sales:
Workplace Furnishings	$462.9	$490.7	$1,888.0	$1,740.3
Residential Building Products	179.6	189.1	638.4	693.7
Total	$642.5	$679.8	$2,526.4	$2,434.0
Cost of Sales:
Workplace furnishings	$285.2	$304.3	$1,140.6	$1,091.8
Residential building products	96.9	102.4	352.4	393.9
Total	$382.1	$406.7	$1,493.0	$1,485.7
Selling and Administrative Expenses:
Workplace furnishings	$144.5	$147.9	$573.3	$537.3
Residential building products	42.9	44.5	174.0	183.2
General corporate	16.0	18.6	73.4	92.6
Total	$203.3	$211.0	$820.7	$813.2
Restructuring and Impairment Charges:
Workplace furnishings	$2.5	$29.1	$5.1	$42.5
Residential building products	—	—	1.1	—
General corporate	—	2.3	—	2.3
Total	$2.5	$31.4	$6.2	$44.8
Operating Income (Loss):
Workplace Furnishings	$30.7	$9.5	$169.1	$68.6
Residential Building Products	39.8	42.1	110.8	116.6
General corporate	(16.0)	(20.9)	(73.4)	(94.9)
Total	$54.6	$30.7	$206.5	$90.3
Interest Expense, Net	5.1	7.9	27.2	25.5
Income Before Income Taxes	$49.5	$22.7	$179.3	$64.8

Depreciation and Amortization Expense:
Workplace Furnishings	$19.2	$17.8	$73.5	$59.5
Residential Building Products	3.6	3.5	14.3	13.7
General corporate	4.9	5.2	20.1	21.6
Total	$27.7	$26.5	$107.8	$94.9
Capital Expenditures (including capitalized software):
Workplace Furnishings	$6.5	$12.2	$36.2	$62.7
Residential Building Products	2.2	2.5	8.2	12.6
General corporate	0.9	1.6	8.4	3.7
Total	$9.7	$16.3	$52.9	$79.1

			As of December 28, 2024	As of December 30, 2023
Identifiable Assets:
Workplace Furnishings			$1,282.6	$1,311.4
Residential Building Products			465.8	467.1
General corporate			126.7	150.3
Total			$1,875.1	$1,928.8
Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial measures as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of historical non-GAAP financial measures to the most directly comparable historical GAAP measures are included below. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements and our segment results, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures for full year or interim periods: organic net sales and non-GAAP gross profit, operating income, operating profit, income taxes, effective tax rate, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In the prior year and prior-year quarter, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate primarily due to the impact of nondeductible charges associated with the acquisition of Kimball International. Additionally, non-GAAP EPS for the Legacy HNI business is calculated by excluding the impact of new issuances of HNI common stock and HNI restricted stock units made in connection with the acquisition of Kimball International.

The sales adjustments to arrive at the non-GAAP organic net sales information presented in this earnings release relate to the exclusion of net sales of KII for a portion of the current full-year period, and Poppin for the prior full-year period. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include: professional fees and other costs related to the acquisition of Kimball International; restructuring charges recorded to cost of sales comprised of accelerated depreciation, asset disposals, inventory valuation adjustments, and relocation and new facility setup costs in the Workplace Furnishings segment; current- and prior-period costs associated with the exit of Poppin; current-period costs associated with factory consolidation initiatives in the Workplace Furnishings segment; current-period restructuring activities related to the Residential Building Products segment; prior-period restructuring and impairment costs in the Workplace Furnishings segment related to goodwill and intangible asset impairments, the sale of an office building, and the disposal of information technology assets; and prior-period impairment charges related to an equity investment held at corporate.

This earnings release refers to our expectations regarding non-GAAP EPS. The Corporation is unable to provide a reconciliation of this forward-looking non-GAAP measure to future EPS without unreasonable effort due to the uncertainty regarding, and to the potential variability of, many of the costs and expenses that could potentially impact EPS calculated on a GAAP basis. These items include, but are not limited to, impairments, financial impacts from changes in legal, regulatory, and tax requirements, charges related to actions taken to improve future profitability, and the impact of acquisitions and divestitures, if any. These items necessary to reconcile forward-looking non-GAAP EPS to EPS could be material and have a significant impact on the Corporation’s results computed in accordance with GAAP.

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 28, 2024			December 30, 2023
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Net sales as reported (GAAP)	$1,888.0	$638.4	$2,526.4	$1,740.3	$693.7	$2,434.0
% change from PY	8.5%	(8.0%)	3.8%
Less: Kimball International acquisition	228.0	—	228.0	—	—	—
Less: Poppin divestiture	—	—	—	11.1	—	11.1

Organic net sales (non-GAAP)	$1,660.0	$638.4	$2,298.4	$1,729.2	$693.7	$2,422.9
% change from PY	(4.0%)	(8.0%)	(5.1%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 28, 2024
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$260.4	$54.6	$11.2	$38.3	$0.79
% of net sales	40.5%	8.5%		6.0%
Tax %			22.5%

Restructuring charges	2.5	5.1	1.1	4.0	0.08

Results (non-GAAP)	$262.9	$59.7	$12.3	$42.3	$0.87
% of net sales	40.9%	9.3%		6.6%
Tax %			22.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 30, 2023
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$273.1	$30.7	$0.0	$22.7	$0.48
% of net sales	40.2%	4.5%		3.3%
Tax %			0.0%

Restructuring charges	0.4	(0.7)	(0.3)	(0.4)	(0.01)
Impairment charges	—	32.5	6.9	25.6	0.54
Acquisition costs	—	3.6	4.7	(1.1)	(0.02)

Results (non-GAAP)	$273.5	$66.1	$11.3	$46.8	$0.98
% of net sales	40.2%	9.7%		6.9%
Tax %			19.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 28, 2024
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$1,033.4	$206.5	$39.8	$139.5	$2.88
% of net sales	40.9%	8.2%		5.5%
Tax %			22.2%

Restructuring charges	5.0	11.3	2.5	8.8	0.18

Results (non-GAAP)	$1,038.4	$217.8	$42.3	$148.3	$3.06
% of net sales	41.1%	8.6%		5.9%
Tax %			22.2%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2023
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$948.3	$90.3	$15.6	$49.2	$1.09
% of net sales	39.0%	3.7%		2.0%
Tax %			24.1%

Restructuring charges	0.9	12.4	2.6	9.7	0.21
Impairment charges	—	33.3	7.1	26.2	0.58
Acquisition costs	—	41.2	7.0	34.2	0.75
Cost reduction initiative	—	1.0	0.2	0.8	0.02
Results (non-GAAP)	$949.2	$178.1	$32.5	$120.1	$2.65
% of net sales	39.0%	7.3%		4.9%
Tax %			21.3%

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 28, 2024
	Legacy HNI	KII	Consolidated HNI
Gross profit as reported (GAAP)	$791.1	$242.3	$1,033.4
% of net sales	40.9%	40.8%	40.9%

Restructuring charges recorded to cost of sales	4.3	0.7	5.0
Gross profit (non-GAAP)	$795.4	$243.0	$1,038.4
% of net sales	41.2%	40.9%	41.1%

Operating income as reported (GAAP)	$138.6	$67.9	$206.5
% of net sales	7.2%	11.4%	8.2%

Restructuring charges	10.3	1.0	11.3
Operating income (non-GAAP)	$148.9	$68.9	$217.8
% of net sales	7.7%	11.6%	8.6%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 28, 2024
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$138.6		$206.5
Interest expense, net	6.1		27.2
Income taxes (22.2%)	29.4		39.8
Net income	$103.2		$139.5
Average number of common shares outstanding – diluted	43.7	(1)	48.5
EPS - Diluted	$2.36		$2.88

Non-GAAP:
Operating income	$148.9		$217.8
Interest expense, net	6.1		27.2
Income taxes (22.2%)	31.7		42.3
Net income	$111.2		$148.3
Average number of common shares outstanding – diluted	43.7	(1)	48.5
EPS - Diluted	$2.55		$3.06
(1) The average number of common shares outstanding – diluted for the Legacy HNI business is calculated by excluding the full year average impacts of new issuances of HNI common stock (4.7 million) and dilutive HNI restricted stock units (0.06 million) as a result of the acquisition of Kimball International.

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 30, 2023
	Legacy HNI	KII	Consolidated HNI
Gross profit as reported (GAAP)	$798.6	$149.6	$948.3
% of net sales	38.5%	41.4%	39.0%

Restructuring charges recorded to cost of sales	0.9	—	0.9
Gross profit (non-GAAP)	$799.5	$149.6	$949.2
% of net sales	38.6%	41.4%	39.0%

Operating income as reported (GAAP)	$78.9	$11.3	$90.3
% of net sales	3.8%	3.1%	3.7%

Restructuring charges	3.4	9.0	12.4
Impairment charges	33.3	—	33.3
Cost reduction initiative	1.0	—	1.0
Acquisition costs	28.6	12.5	41.2
Operating income (non-GAAP)	$145.3	$32.8	$178.1
% of net sales	7.0%	9.1%	7.3%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 30, 2023
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$78.9		$90.3
Interest expense, net	10.1		25.5
Income taxes (24.1%)	16.6		15.6
Net income	$52.2		$49.2
Average number of common shares outstanding – diluted	42.5	(1)	45.4
EPS - Diluted	$1.23		$1.09

Non-GAAP:
Operating income	$145.3		$178.1
Interest expense, net	10.1		25.5
Income taxes (21.3%)	28.8		32.5
Net income	$106.3		$120.1
Average number of common shares outstanding – diluted	42.5	(1)	45.4
EPS - Diluted	$2.50		$2.65

(1) The average number of common shares outstanding – diluted for the Legacy HNI business is calculated by excluding the full year average impacts of new issuances of HNI common stock (2.8 million) and dilutive HNI restricted stock units (0.05 million) as a result of the acquisition of Kimball International.

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	December 28, 2024	December 30, 2023	Percent Change

Operating income as reported (GAAP)	$30.7	$9.5	225%
% of net sales	6.6%	1.9%

Restructuring charges	5.0	(1.5)
Impairment charges	—	31.0
Acquisition costs	—	1.4
Operating income (non-GAAP)	$35.7	$40.4	(11.4%)
% of net sales	7.7%	8.2%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 28, 2024			December 30, 2023
	Legacy Workplace	KII	Total Workplace	Legacy Workplace	KII	Total Workplace

Operating income as reported (GAAP)	$101.2	$67.9	$169.1	$57.3	$11.3	$68.6
% of net sales	7.8%	11.4%	9.0%	4.2%	3.1%	3.9%

Restructuring charges	9.1	1.0	10.1	2.6	9.0	11.6
Impairment charges	—	—	—	31.8	—	31.8
Cost reduction initiative	—	—	—	(0.1)	—	(0.1)
Acquisition costs	—	—	—	—	12.5	12.5
Operating income (non-GAAP)	$110.3	$68.9	$179.2	$91.6	$32.8	$124.5
% of net sales	8.5%	11.6%	9.5%	6.6%	9.1%	7.2%

Residential Building Products Reconciliation
(Dollars in millions)
	Twelve Months Ended
	December 28, 2024	December 30, 2023	Percent Change
Operating income as reported (GAAP)	$110.8	$116.6	(5.0%)
% of net sales	17.4%	16.8%

Restructuring charges	1.1	—
Cost reduction initiative	—	1.3
Operating income (non-GAAP)	$111.9	$117.8	(5.0%)
% of net sales	17.5%	17.0%

For Information Contact:
Vincent P. Berger, Executive Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898